EXHIBIT 10(c)

                 PEOPLES BANCORP INC. ANNUAL REPORT ON FORM 10-K
                     FOR FISCAL YEAR ENDED DECEMBER 31, 2002


                 SUMMARY OF PERFORMANCE COMPENSATION PROGRAM OF
                              PEOPLES BANCORP INC.


  In late 1996, Peoples Bancorp Inc. ("Peoples") established a new Performance Compensation Program ("Program") in which all employees of Peoples' and its subsidiaries are eligible to participate. In 2001, Peoples made modifications to the Program to increase the linkage of performance, both at the Company level and at the individual level, to results and to further enhance the Company's ability to attract and retain leadership through competitive compensation plans.

  The Program is designed to reward all employees for Peoples' balanced growth and increased profitability, and individual performance. However, the CEO is rewarded entirely based on Peoples' results. In 2002, at least half of the potential incentive payout was based on the performance of Peoples' consolidated financial results. The remaining incentive payout for employees was based on the results of performance goals aligned with Peoples' performance objectives. This payout percentage may be adjusted on an annual basis.

  In 2002, Peoples' performance goals focused on improved ROE, EPS growth and improved non-interest income leverage ratio (a measure of operational efficiency, calculated as non-interest income as a percentage of operating non-interest expense). Individual or departmental performance goals vary with the area of responsibility and include such factors as sales, growth in loan balances outstanding, asset quality, non-interest income growth, profit growth in the participant's area of responsibility, effectiveness of strategic initiatives, etc. The Program compares current year performance to prior year and rewards employees for incremental growth in the key performance goals previously listed. Each corporate performance goal is weighted equally. The Program also establishes a range of payout percentages which reflect the extent to which Peoples has met the performance goals. The payout percentages are tiered, based on the level of responsibility and authority of the employee. Additionally, the executive officers are required to defer 25% of their incentive payment for a period of three (3) years. They also have the option to defer the remainder until their normal retirement age. Interest is earned at the annual rate of 50% of ROE for the year, with a minimum of 0% and a maximum of 15%. This feature of the Program further aligns the interests of management and shareholders. Consequently, enhanced performance in relation to the performance goals creates higher incentive bonuses.